Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES TO ISSUE $650.0 MILLION OF SENIOR NOTES

New York, NY, February 12, 2024 -- The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $650.0 million aggregate principal amount of its 5.000% Senior Notes due 2034.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission on May 20, 2021. The closing of the offering is expected to occur on or about February 14, 2024.

The Company intends to use the net proceeds of this offering for general corporate purposes, which may include funding a portion of the purchase price to purchase the remaining interest in DECIEM, operating expenses, working capital, capital expenditures and redemption and repayment of short-term or long-term borrowings, including outstanding commercial paper as it matures. Pending any specific application, the Company may initially invest funds in short-term marketable securities.

BofA Securities, Inc., Goldman Sachs & Co. LLC, MUFG Securities Americas Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting BofA Securities, Inc., 201 North Tryon Street, NC1-022-02-25, Charlotte, NC 28255-0001, Attn: Prospectus Department, by calling toll free 1-800-294-1322; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by calling 1-866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com or MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020, Attn: Capital Markets Group, or by calling 1-877-649-6848.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 20, 2021, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.